State Street Bank and Trust Company of California, N.A.

CIENA CORPORATION

OFFER TO PURCHASE FOR CASH ANY AND ALL OUTSTANDING ONI SYSTEMS CORP.

5% CONVERTIBLE SUBORDINATED NOTES DUE OCTOBER 15, 2005 AT $860
PER $1,000 PRINCIPAL DUE AT MATURITY, PLUS ACCRUED AND UNPAID
INTEREST THEREON TO, BUT NOT INCLUDING, THE DATE OF PURCHASE.

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 13, 2003, UNLESS THE OFFER IS EXTENDED.

December 12, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

       In our capacity as Depositary, we are enclosing the material listed below relating to the offer of CIENA Corporation, a Delaware corporation (“CIENA”), to purchase any and all of the outstanding ONI Systems Corp. 5% Convertible Subordinated Notes due October 15, 2005 at a price to be paid in cash of $860 per $1,000 principal due at maturity, plus accrued and unpaid interest thereon to, but not including, the date of purchase (the “Offer Consideration”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 12, 2002 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”).

       CIENA will purchase any and all Notes properly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer.

       The Offer Consideration will be paid in cash with respect to all Notes purchased. The Offer is subject to certain conditions. See Section 5 of the Offer to Purchase.

       We are asking you to contact your clients for whom you hold Notes registered in your name (or in the name of your nominee). Please bring the Offer to their attention as promptly as possible. CIENA will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

For your information and for forwarding to your clients, we are enclosing the following documents:

l. The Offer to Purchase.

2. The Letter of Transmittal for your use and for the information of your clients together with the accompanying Substitute Form W-9.

3. A letter to the Noteholders from the President and Chief Executive Officer of CIENA.

4. The Notice of Guaranteed Delivery to be used to accept the Offer if the required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase).

5. A letter that may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the Offer.

6. A Notice of Withdrawal to be used to withdraw from participating in the Offer before the Offer expires.

       We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 5:00 p.m., New York City time, on January 13, 2003, unless the Offer is extended.

       CIENA will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, Information Agent and Depositary) for soliciting tenders of Notes pursuant to the Offer. CIENA will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers.

       The Board of Directors of CIENA has approved the making of the Offer. However, Noteholders must make their own decisions whether to tender Notes and, if so, the amount of Notes to tender. The CIENA Board of Directors does not make any recommendation to any Noteholder as to whether to tender or refrain from tendering Notes. CIENA has been advised that none of their directors and executive officers hold Notes. Noteholders should note that as of the date of this tender offer, the conversion price for CIENA common stock provided for in the Notes is significantly higher than the market price of CIENA common stock. Noteholders are urged to obtain a current market price for the CIENA common stock.

       In order to tender Notes in the Offer, a duly executed and properly completed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, as defined in the Offer to Purchase, and any other required documents should be sent to the Depositary together with timely confirmation of their book-entry transfer, if required, all in accordance with the instructions described in the Offer to Purchase and the related Letter of Transmittal.

       Questions and requests for assistance or for additional copies of this Letter of Transmittal, the Offer to Purchase or the Notice of Guaranteed Delivery may be directed to the Dealer Managers for the Offer, Goldman, Sachs & Co., at 85 Broad Street, New York City, New York 10004, Attn: Prospectus Department, (212) 902-1000 or the Information Agent for the Offer, Georgeson Shareholder, at 17 State Street, 10th Floor, New York, New York 10004, (866) 295-4322.

Very truly yours,

State Street Bank and Trust
Company of California, N.A.

Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of CIENA, the Dealer Managers, the Depositary, the Information Agent or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith.